November 2021

Dakota ETHANOL LACP

PO Box 100
Wentworth, SD 57075

605-483-2676 (corn)
888-539-2676 (corn)

www.dakotaethanol.com

Office hours:
8:00 a.m. to 5:00 p.m. (M-F)

Receiving/shipping hours:
7:30 a.m. to 4:30 p.m. (M-F)

Investor Relations email:
investor-relations@dakotaethanol.com

Contact information

Do we have your current address and phone number? Have you moved? No longer have a home phone? Is your cell phone your only phone number? What is your email address? Call or send an email to investor-relations@dakotaethanol.com with your current contact information.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe", "expect", "will", "can", "estimate", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results; which could, and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings, copies of which are available through our website or upon request.

Ethanol Producer magazine features DE board member in carbon accounting discussion

Dakota Ethanol board member Ron Alverson was recently featured in a story in Ethanol Producer magazine about how accurately accounting for the value of carbon sequestration by corn on the farm can impact ethanol's drive toward a net-zero carbon impact.

This excerpt from the article, written by Susanne Retka Schill, explains how he first became interested in the topic.

~~~

Alverson got interested in the life cycle analyses of corn when the Dakota Ethanol board he served on considered the requirements of the Renewable Fuel Standard and the California Low Carbon Fuel Standard—he was one of the organizers of the ethanol plant at Wentworth, South Dakota, not far from his farm near Chester.

"I started looking at the models and asking, 'How do you determine that? What are the factors that make it low carbon?'" Alverson says. "I started reading up and cracked open the GREET model. It was super intimidating for a long time, but I kept at it persistently, talking to the guys at Argonne Lab and asking a lot of questions."

Among the things he learned was that the GREET (Greenhouse Gases, Regulated Emissions and Energy Use in Transportation) model developed by the DOE's Argonne National Laboratory assumes the worst-case scenario for nitrogen loss, resulting in a stiff penalty for nitrous oxide emissions. "They make the assumption that we're losing 40% of nitrogen we apply



Ethanol Producer Magazine

OPERATIONS | MARKETS | FEEDSTOCKS | COPRODUCTS | CELLULOSIC | BUSINESS | POLICY | RETAILE

Carbon Counting on the Farm

As the ethanol industry sets its sights on net-zero CI, it is calling for an accurate reconciliation of corn production's CO2 balance. Finally, it appears that both growers and biofuel producers may soon be rewarded for climate-smart practices.

By Susanne Retka Schill | October 08, 2021

For the past decade, Ron Alverson has been on a mission to get corn properly accounted for in the lifecycle analyses (LCA) of ethanol made from it. Corn has been vastly undervalued for its ability to sequester carbon, he says.

Alverson figures the corn fields on the farm he and his son Keith operate in southeastern South Dakota sequesters carbon to the tune of 45 grams of CO2 per megajoule every year, on average—calculated as the carbon intensity when applied to an ethanol LCA. That amounts to roughly 1.5 tons of carbon per acre.

When Alverson converted the farm over to ridge tillage in 1983, he did extensive soil testing to establish a baseline to measure

RIDGE RUNNER: In ridge till systems, specialized planters skim the top off permanent ridges to plant the seed, rebuilding the ridge as it passes over.
PHOTO: USDA NRCS

to fields to volatilization and leeching. That's just crazy. There's not any modern research that's been done that would suggest we're losing that much nitrogen," he says. Nitrous oxide emissions from the projected nitrogen losses make up a big portion of corn's carbon intensity, as the greenhouse gas impact is nearly 300 times more powerful than an equal amount of carbon dioxide.

~~~

You can read the entire story online at http://www.ethanolproducer.com/articles/18612/carbon-counting-on-the-farm to learn more about efforts to make on-farm efforts part of the carbon equation.

2022 annual meeting and manager nominations

In order to be considered for election at the 2022 annual meeting, manager nominations must be made on a Manager Nomination Petition and submitted by January 1, 2022, unless the company notifies the members of a different deadline. We suggest that manager nominations be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2022 annual meeting of members without having included a proposal in the annual meeting information statement, which had a Nov. 10 deadline, must provide notice of such proposal no later than January 24, 2022.

Lake Area Corn Processors reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
~~~

Dakota Ethanol LLC November 2021 Page 2

CFO Report:

Economic rebound shows in DE profitability

The third quarter provided for continued strong financial performance—as the economy has opened up, the demand for gasoline has recovered and so has ethanol production and profitability. The higher prices for crude oil and unleaded gas versus ethanol prices are supporting the margins for ethanol.

Corn oil prices also contributed to the increased margins as prices were higher as a result of increased demand by the biodiesel sector.

Production was steady at Dakota Ethanol, exceeding 21 million gallons of ethanol for the quarter and 66 million gallons for the nine months ended September 30, 2021.

Distillers values were weaker based on increased supply and seasonal decreases in demand. Soybean meal put price pressure on the distillers values.

Corn prices were supported by drought conditions along with other production issues throughout the corn belt this summer. Strong domestic and global corn demand have been supportive of corn prices.

Natural gas prices were higher as a result of increased domestic and global demand, below average production, and overall strength in the energy sector.

The increased profitability was experience at the Ringneck and Hankinson ethanol plants also.

Balance Sheet Data	9/30/21		12/31/20	
Working Capital	$	6,680,665	$	12,348,891
Net Property, Plant & Equipment		57,553,079		61,367,497
Total Assets		109,659,600		121,857,947
Long-Term Obligations		3,994,556		35,561,237
Members' Equity		87,713,318		65,268,579
Book Value per Capital Unit		2.96		2.20

Statement of Operations	Nine Months Ended 9/30/21		Nine Months Ended 9/30/20	
Revenues	$	176,648,273	$	91,798,857
Cost of Revenues		151,181,885		87,990,082
Gross Profit (Loss)		25,466,388		3,808,775
Operating Expense		3,776,472		3,277,570
Income (Loss) From Operations		21,689,916		531,205
Other Income (Expense)		3,716,823		(982,447)
Net Income (Loss)	$	25,406,739	$	(451,242)
Capital Units Outstanding		29,620,000		29,620,000
Net Income (Loss) Per Capital Unit		$0.86		$(0.02)
Cash Distributions Per Capital Unit		$0.10		$-

20-cent per unit distribution added

Continued strong profitability has allowed for reduction of the balances of our long-term debt along with a distribution to members of $0.10 per unit in August 2021. Another distribution to members of $0.20 per unit was declared and paid in November 2021.

The 2021 corn harvest in our area was highly varied, but better than expected considering the limited rainfall this past growing season..

—Rob Buchholtz, CFO

Unit trading increases in volume, price in 2021

There are 29,620,000 capital units issued and outstanding and approximately 1,060 unit holders. The following table contains information concerning completed unit transactions that occurred during the first three quarters of 2021. Units traded during that time represent fewer than 1 percent of the total units outstanding.

For more details on Lake Area Corn Processors, LLC trading please contact Variable Investment Advisors at 1-800-859-3018, visit their website at www.agstocktrade.com or contact our office.

Quarter	Low Price	High Price	Average	Units Traded
First Quarter 2021	1.51	1.75	1.63	53,500
Second Quarter 2021	1.68	2.02	1.82	75,000
Third Quarter 2021	2.03	2.20	2.14	101,000

Away for the winter?

Ensure that Dakota Ethanol has your temporary address so that you receive essential communications in a timely manner, including information about the 2022 annual meeting.

Contact the office at PO Box 100, Wentworth, SD 57075; 605-483-2676; or investor-relations@dakotaethanol.com.